ISSUER FREE WRITING PROSPECTUS NO. 2550B Filed Pursuant to Rule 433 Registration Statement No. 333-206013 Dated September 10, 2015 Deutsche Bank AG Airbag Autocallable Yield Optimization Notes

$• Deutsche Bank AG Notes Linked to the Common Stock of AbbVie Inc. due on or about September 19, 2016

$• Deutsche Bank AG Notes Linked to the Common Stock of Citigroup Inc. due on or about September 19, 2016

$• Deutsche Bank AG Notes Linked to the Common Stock of Ford Motor Company due on or about September 19, 2016

$• Deutsche Bank AG Notes Linked to the Common Stock of Morgan Stanley due on or about September 19, 2016

Investment Description

Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (each, a “Reference Underlying”). Each Note will have a face amount (the “Face Amount”) equal to $1,000. On a monthly basis, Deutsche Bank AG will pay you a coupon (a “Coupon Payment”) regardless of the performance of the applicable Reference Underlying. If the Closing Price of the applicable Reference Underlying on any quarterly Observation Date is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Notes and, for each $1,000 Face Amount of Notes, pay you the Face Amount plus the applicable Coupon Payment for that month and no further amounts will be owed to you. If the Notes are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Notes equal to the Face Amount. However, if the Notes are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Reference Underlying per $1,000 Face Amount of Notes equal to the Face Amount divided by the Conversion Price (the “Share Delivery Amount”), which is expected to have a value of less than the Face Amount and may have no value at all. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. In exchange for receiving the Coupon Payments on the Notes, you are accepting the risk of receiving shares of the applicable Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes. Generally, the higher the Coupon Rate on the Notes, the greater the risk of loss on such Notes. The contingent repayment of your initial investment applies only if you hold the Notes to maturity. Any payment on the Notes, including any Coupon Payment, any payment upon an automatic call and any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

Features	Key Dates [1]

❑ Income — Regardless of the performance of the applicable Reference Underlying, Deutsche Bank AG will pay you a monthly coupon. In exchange for receiving the Coupon Payments, you are accepting the risk of receiving shares of the applicable Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes.

❑ Automatically Callable — If the Closing Price of the applicable Reference Underlying on any quarterly Observation Date is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Notes and, for each $1,000 Face Amount of Notes, pay you the Face Amount plus the applicable Coupon Payment for that month and no further amounts will be owed to you. If the Notes are not automatically called, investors may have downside market exposure to the applicable Reference Underlying at maturity, subject to any contingent repayment of your initial investment.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Notes are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Notes equal to the Face Amount. However, if the Notes are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you per $1,000 Face Amount of Notes at maturity a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount, which is expected to have a value of less than the Face Amount and may have no value at all. The contingent repayment of your initial investment only applies if you hold the Notes to maturity. Any payment on the Notes, including any Coupon Payment, any payment upon an automatic call and any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

	Trade Date Settlement Date Observation Dates[2] Final Valuation Date[2] Maturity Date[2] [1] Expected [2] See page 4 for additional details	September 10, 2015 September 15, 2015 Quarterly September 13, 2016 September 19, 2016

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL INITIAL INVESTMENT IN THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 12 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

We are offering four separate Airbag Autocallable Yield Optimization Notes (each, a “Note”). Each Note is linked to the performance of the common stock of a different company, and each has its own Coupon Rate, Initial Price and Conversion Price. The Initial Price is the Closing Price of the applicable Reference Underlying on September 9, 2015. The Initial Price is not the Closing Price of the applicable Reference Underlying on the Trade Date. The Conversion Price of the applicable Reference Underlying is based on the Initial Price of such Reference Underlying. The performance of each Note will not depend on the performance of any other Note. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000 thereof.

Reference Underlyings	Ticker	Coupon Rate	Initial Price of a Share of the Reference Underlying	Conversion Price	CUSIP/ ISIN
Common stock of AbbVie Inc.	ABBV	9.30% per annum	$59.26	$51.56, equal to 87.00% of the Initial Price	25190F285 / US25190F2855
Common stock of Citigroup Inc.	C	8.30% per annum	$50.88	$44.27, equal to 87.00% of the Initial Price	25190F277 / US25190F2772
Common stock of Ford Motor Company	F	9.00% per annum	$13.53	$11.50, equal to 85.00% of the Initial Price	25190F269 / US25190F2699
Common stock of Morgan Stanley	MS	8.30% per annum	$33.75	$28.69, equal to 85.00% of the Initial Price	25190F251 / US25190F2517

(1) The total amount of coupons paid will be based on the duration of the Notes.

See “Additional Terms Specific to the Notes” in this free writing prospectus. The Notes will have the terms specified in product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Notes are a part, the prospectus dated July 31, 2015 and this free writing prospectus.

For the Notes linked to the common stock of AbbVie Inc., the Issuer’s estimated value of the Notes on the Trade Date is approximately $962.30 - $982.30 per $1,000 Face Amount of Notes. For the Notes linked to the common stock of Citigroup Inc., the Issuer’s estimated value of the Notes on the Trade Date is approximately $966.80 - $986.80 per $1,000 Face Amount of Notes. For the Notes linked to the common stock of Ford Motor Company, the Issuer’s estimated value of the Notes on the Trade Date is approximately $966.50 - $986.50 per $1,000 Face Amount of Notes. For the Notes linked to the common stock of Morgan Stanley, the Issuer’s estimated value of the Notes on the Trade Date is approximately $964.60 - $984.60 per $1,000 Face Amount of Notes. The Issuer’s estimated value of each Note is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on the following page of this free writing prospectus for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying product supplement B, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of AbbVie Inc.		$$1,000.00		$$15.00		$$985.00
Notes linked to the common stock of Citigroup Inc.		$$1,000.00		$$15.00		$$985.00
Notes linked to the common stock of Ford Motor Company		$$1,000.00		$$15.00		$$985.00
Notes linked to the common stock of Morgan Stanley		$$1,000.00		$$15.00		$$985.00

(1) For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the Notes is equal to the sum of our valuations of the following two components of the Notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

Under the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015, the Notes may be subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Notes; (ii) a conversion of the Notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) a transfer of the Notes to another entity, an amendment of the terms and conditions of the Notes or the cancellation of the Notes. By acquiring the Notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority as set forth in the accompanying prospectus dated July 31, 2015. Please read the risk factor “The Notes may become subordinated to the claims of other creditors, be written down, be converted or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us” in this free writing prospectus and see the prospectus for further information.

2

Additional Terms Specific to the Notes

You should read this free writing prospectus, together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Notes are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement B dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

♦	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

♦	Prospectus dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Notes offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of the Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Notes” refers to the Airbag Autocallable Yield Optimization Notes that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. All references to “Closing Price” and “Reference Underlying” in this free writing prospectus shall be deemed to refer to “Closing Level” and “Underlying,” respectively, as used in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” on page 7 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 12 of the accompanying prospectus.

The Notes may be suitable for you if, among other considerations:	The Notes may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦  You can tolerate the loss of some or all of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Underlying.

♦  You believe the Final Price of the Reference Underlying is not likely to be less than the Conversion Price and, if it is, you can tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦  You understand and accept that you will not participate in any increase in the price of the Reference Underlying and that your return is limited to the Coupon Payments.

♦  You are willing to accept the risks of owning equities in general and the Reference Underlying in particular.

♦  You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.

♦  You are willing to forgo any dividends and any other distributions paid on the Reference Underlying.

♦  You are willing and able to hold the Notes that will be called on any Observation Date on which the Closing Price of the Reference Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Notes to the Maturity Date, as set forth on the cover of this free writing prospectus, and are not seeking an investment for which there will be an active secondary market.

♦  You are willing and able to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Notes, and understand that if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure you might not receive any amounts due to you, including any Coupon Payment, any payment upon an automatic call or any payment of your initial investment at maturity.

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦  You require an investment designed to provide a full return of your initial investment at maturity.

♦  You cannot tolerate the loss of some or all of your investment or you are unwilling to make an investment that may have the full downside market risk of an investment in the Reference Underlying.

♦  You believe the Final Price of the Reference Underlying is likely to be less than the Conversion Price, which could result in a total loss of your initial investment.

♦  You cannot tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦  You seek an investment that participates in any increase in the price of the Reference Underlying or that has unlimited return potential.

♦  You are unwilling to accept the risks of owning equities in general and the Reference Underlying in particular.

♦  You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.

♦  You are unwilling to forgo any dividends or any other distributions paid on the Reference Underlying.

♦  You are unwilling or unable to hold the Notes that will be called on any Observation Date on which the Closing Price of the Reference Underlying is greater than or equal to the Initial Price, or you are otherwise unwilling or unable to hold the Notes to the Maturity Date, as set forth on the cover of this free writing prospectus, or seek an investment for which there will be an active secondary market.

♦  You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Notes for all payments on the Notes, including any Coupon Payment, any payment upon an automatic call or any payment of your initial investment at maturity.

3

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Notes
Face Amount	$1,000
Term	Approximately 1 year, subject to a quarterly automatic call
Trade Date[1]	September 10, 2015
Settlement Date[1]	September 15, 2015
Final Valuation Date[1,2]	September 13, 2016
Maturity Date[1,2]	September 19, 2016
Reference Underlyings	Common stock of AbbVie Inc. (Ticker: ABBV) Common stock of Citigroup Inc. (Ticker: C) Common stock of Ford Motor Company (Ticker: F) Common stock of Morgan Stanley (Ticker: MS)
Call Feature	The Notes will be automatically called if the Closing Price of the relevant Reference Underlying on any Observation Date is greater than or equal to the Initial Price. If the Notes are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of Notes equal to the Face Amount plus the applicable Coupon Payment otherwise due on such day pursuant to the coupon feature. No further amounts will be owed to you under the Notes.
Observation Dates[1,2]	Quarterly, on December 14, 2015, March 14, 2016, June 14, 2016 and September 13, 2016 (the “Final Valuation Date”)
Call Settlement Dates	Two business days following the relevant Observation Date, except the Call Settlement Date for the final Observation Date will be the Maturity Date.
Coupon Payments	Coupons paid monthly in arrears on an unadjusted basis on the Coupon Payment Dates in twelve equal installments based on the Coupon Rate (as set forth below), regardless of the performance of the relevant Reference Underlying unless the Notes are automatically called.

Reference Underlyings:	Coupon Rate per annum:
Common stock of AbbVie Inc.	9.30% per annum
Common stock of Citigroup Inc.	8.30% per annum
Common stock of Ford Motor Company	9.00% per annum
Common stock of Morgan Stanley	8.30% per annum

Installments

For the Notes linked to the common stock of AbbVie Inc., each installment will be 0.7750% of the Face Amount.

For the Notes linked to the common stock of Citigroup Inc., each installment will be 0.6917% of the Face Amount.

For the Notes linked to the common stock of Ford Motor Company, each installment will be 0.7500% of the Face Amount.

For the Notes linked to the common stock of Morgan Stanley, each installment will be 0.6917% of the Face Amount.

Coupon Payment Dates[1,2]

Coupons will be paid monthly in arrears in twelve equal installments on the Coupon Payment Dates listed below. The last Coupon Payment Date is the Maturity Date, subject to postponement as described in the accompanying product supplement and this free writing prospectus.

October 16, 2015

November 16, 2015

December 16, 2015*

January 19, 2016

February 16, 2016

March 16, 2016*

April 18, 2016

May 16, 2016

June 16, 2016*

July 18, 2016

August 16, 2016

September 19, 2016 (the Maturity Date)

*If the Notes are automatically called prior to the Final Valuation Date, the applicable coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the Notes.

Payment at Maturity (per $1,000 Face Amount of Notes)

If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you per $1,000 Face Amount of Notes at maturity a cash payment equal to the Face Amount (in addition to the final Coupon Payment).

If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you per $1,000 Face Amount of Notes at maturity a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

In this circumstance, the shares of the relevant Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment or may have no value at all.

If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date.

Initial Price

The Closing Price of the relevant Reference Underlying on September 9, 2015. The Initial Price is not the Closing Price of the relevant Reference Underlying on the Trade Date.

For the Notes linked to the common stock of AbbVie Inc., $59.26

For the Notes linked to the common stock of Citigroup Inc., $50.88

For the Notes linked to the common stock of Ford Motor Company, $13.53

For the Notes linked to the common stock of Morgan Stanley, $33.75

Final Price	The Closing Price of the relevant Reference Underlying on the Final Valuation Date.
Conversion Price

For the Notes linked to the common stock of AbbVie Inc.,$51.56, equal to 87.00% of the Initial Price.

For the Notes linked to the common stock of Citigroup Inc., $44.27, equal to 87.00% of the Initial Price.

For the Notes linked to the common stock of Ford Motor Company, $11.50, equal to 85.00% of the Initial Price.

For the Notes linked to the common stock of Morgan Stanley, $28.69, equal to 85.00% of the Initial Price.

Share Delivery Amount

For the Notes linked to the common stock of AbbVie Inc., 19.3949 per $1,000 Face Amount of Notes.

For the Notes linked to the common stock of Citigroup Inc., 22.5887 per $1,000 Face Amount of Notes.

For the Notes linked to the common stock of Ford Motor Company, 86.9565 per $1,000 Face Amount of Notes.

For the Notes linked to the common stock of Morgan Stanley, 34.8554 per $1,000 Face Amount of Notes.

The Share Delivery Amount for each $1,000 Face Amount of Notes is the number of shares of the applicable Reference Underlying equal to (1) the Face Amount divided by (2) the Conversion Price. The Share Delivery Amount is subject to adjustments in the case of certain corporate events as described in the accompanying product supplement.

Closing Price	On any trading day, the last reported sale price of one share of the relevant Reference Underlying on the relevant exchange multiplied by the relevant Stock Adjustment Factor, as determined by the calculation agent.
Stock Adjustment Factor	Initially 1.0 for each Reference Underlying, subject to adjustment for certain actions affecting such Reference Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY COUPON PAYMENT, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IN THE EVENT THE ISSUER BECOMES UNABLE TO PAY ITS OBLIGATIONS WHEN DUE OR BECOMES SUBJECT TO A RESOLUTION MEASURE, YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT.

[1]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, Coupon Payment Dates, Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Notes remains the same.

[2]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

4

Investment Timeline

September 9, 2015:	The Initial Price is observed, the Conversion Price is determined and the Coupon Rate is set.

Monthly (including at maturity):	Deutsche Bank AG pays the applicable coupon.

Quarterly (including the Final Valuation Date):	The Notes will be automatically called if the Closing Price of the relevant Reference Underlying on any Observation Date is greater than or equal to the Initial Price. If the Notes are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of Notes equal to the Face Amount plus the applicable Coupon Payment otherwise due on such day pursuant to the coupon feature. No further amounts will be owed to you under the Notes.

Maturity Date:

For each Reference Underlying, the Final Price will be determined on the Final Valuation Date.

If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Notes at maturity equal to the Face Amount (in addition to the final Coupon Payment).

If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you per $1,000 Face Amount of Notes at maturity a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

In this circumstance, the shares of the relevant Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

5

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Underlyings. Some of the risks that apply to an investment in each Note offered hereby are summarized below but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes offered hereby.

♦	Your Investment in the Notes May Result in a Loss of Your Initial Investment — The Notes differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $1,000 Face Amount of Notes at maturity. We will only pay you the Face Amount of Notes in cash if the Notes are automatically called or if the Final Price of the applicable Reference Underlying is greater than or equal to the Conversion Price at maturity. If the Notes are not automatically called and the Final Price of the applicable Reference Underlying is below the Conversion Price, we will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Notes instead of the Face Amount in cash. Therefore, if the Final Price of an applicable Reference Underlying is below the Conversion Price, the value of the Share Delivery Amount will decline at a percentage higher than the percentage decline below the Conversion Price as measured from the Initial Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, for each $1,000 Face Amount of Notes, you will lose 1.25% of the Face Amount at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the applicable Reference Underlying at maturity, the value of those shares is expected to be less than your initial investment and may have no value at all. Additionally, investors should note that, in the event that the Final Price of the applicable Reference Underlying is less than the Conversion Price, any decline in the price of the applicable Reference Underlying during the period between the Final Valuation Date and the Maturity Date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the Share Delivery Amount.

♦	Your Potential Return on the Notes Is Limited to the Face Amount Plus the Coupon Payments and You Will Not Participate in Any Increase in the Price of the Reference Underlying — The Notes will not pay more than the Face Amount plus the Coupon Payments over the term of the Notes. If the Notes are automatically called, you will not participate in any increase in the price of the Reference Underlying and you will not receive any Coupon Payment after the applicable Call Settlement Date. If the Notes are automatically called on the first Observation Date, the total return on the Notes will be minimal. If the Notes are not automatically called, and the Final Price is greater than or equal to the Conversion Price, you will not participate in any increase in the price of the Reference Underlying and, for each $1,000 Face Amount of Notes, you will receive only the Face Amount (excluding any Coupon Payment). If the Notes are not automatically called and the Final Price is less than the Conversion Price, we will deliver to you at maturity shares of the Reference Underlying, which are expected to be worth less than the Face Amount as of the Maturity Date. Therefore, your return potential on the Notes will be limited to the Coupon Rate and may be less than what your return would be on a direct investment in the Reference Underlying.

♦	Contingent Repayment of Your Initial Investment Applies Only if You Hold the Notes to Maturity — If your Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Reference Underlying is above the Conversion Price.

♦	Higher Coupon Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Reference Underlying reflects a higher expectation as of the Trade Date that the price of such Reference Underlying could be less than the Conversion Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Coupon Rate for the Notes. However, while the Coupon Rate is a fixed amount, the Reference Underlying’s volatility can change significantly over the term of the Notes. The price of the Reference Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦	Reinvestment Risk — If your Notes are automatically called, the holding period over which you would receive any applicable coupon, which is based on the relevant Coupon Rate as specified on the cover hereof, could be as little as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	The Notes Are Subject to the Credit of Deutsche Bank AG — The Notes are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Notes, including any Coupon Payment, any payment upon an automatic call or any repayment of the Face Amount per $1,000 Face Amount of Notes at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes, and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Notes and you could lose your entire investment.

♦	The Notes May Become Subordinated to the Claims of Other Creditors, Be Written Down, Be Converted or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us — On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”).The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the Notes being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the Notes; converting the Notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the Notes to another entity, amending the terms and conditions of the Notes or cancelling of the Notes. Furthermore, because the Notes are subject to any Resolution Measure, secondary market trading in the Notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. Imposition of a Resolution Measure would have to be conducted in accordance with a

6

set order of priority and would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. In addition to conforming German law to the SRM Regulation, the draft bill proposes to adjust the order of priority of obligations in the event of an insolvency proceeding. Specifically, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If the proposed subordination of senior unsecured debt instruments were enacted and were applied to the Notes, it would most likely result in a larger share of loss being allocated to the Notes in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. You may lose some or all of your investment in the Notes if a Resolution Measure becomes applicable to us.

By acquiring the Notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. As a result, you would have no claim or other right against us arising out of any subordination or Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Notes, under the senior indenture or for the purpose of the U.S. Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent and The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such Notes may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure. Please see the accompanying prospectus dated July 31, 2015, including the risk factors under the heading “Securities May Be Subject to Resolution Measures” on page 12 of the prospectus.

♦	The Issuer’s Estimated Value of the Notes on the Trade Date Will Be Less Than the Issue Price of the Notes — The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Notes or otherwise value your Notes, that price or value may differ materially from the estimated value of the Notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Notes in the secondary market.

♦	Investing in the Notes Is Not the Same as Investing in the Reference Underlying — The return on your Notes may not reflect the return you would realize if you invested directly in the Reference Underlying. For instance, your return on the Notes is limited to the applicable Coupon Payments you receive, regardless of any increase in the price of the Reference Underlying, which could be significant.

♦	If the Price of the Reference Underlying Changes, the Value of the Notes May Not Change in the Same Manner — The Notes may trade quite differently from the Reference Underlying. Changes in the price of the Reference Underlying may not result in comparable changes in the value of the Notes.

♦	No Dividend Payments or Voting Rights — As a holder of the Notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Underlying would have.

♦	Single Stock Risk — Each Note is linked to the equity securities of a single Reference Underlying. The price of a Reference Underlying can rise or fall sharply due to factors specific to that Reference Underlying and its issuer (the “Reference Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Reference Underlying Issuer with the SEC.

♦	The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, the Share Delivery Amount and the Payment at Maturity in the case of certain corporate events affecting the Reference Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Reference Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Reference Underlying or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Reference Underlying or any other security received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the Notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Notes.

7

♦	In Some Circumstances, You May Receive the Equity Securities of Another Company and Not the Reference Underlying at Maturity — Following certain corporate events relating to the respective Reference Underlying Issuer where such Reference Underlying Issuer is not the surviving entity, you may receive the equity securities of a successor to the respective Reference Underlying Issuer or any cash or any other assets distributed to holders of the Reference Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity, for each $1,000 Face Amount of Notes, you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount unless the Final Price of the Reference Underlying is less than the Conversion Price.

♦	There Is No Affiliation Between the Reference Underlying Issuers and Us and We Have Not Participated in the Preparation of, or Verified, Any Disclosure by Such Reference Underlying Issuers — We are not affiliated with the Reference Underlying Issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the Reference Underlying Issuers, including extending loans to, making equity investments in, or providing advisory services to, such Reference Underlying Issuer, including merger and acquisition advisory service. In the course of this business, we or our affiliates may acquire non-public information about the Reference Underlying Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Reference Underlyings and the Reference Underlying Issuers. You, as an investor in the Notes, should make your own investigation into the Reference Underlying Issuers. None of the Reference Underlying Issuers are involved in the Notes offered hereby in any way and none of them have any obligation of any sort with respect to your Notes. None of the Reference Underlying Issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦	Past Performance of the Reference Underlying Is No Guide to Future Performance — The actual performance of the Reference Underlying may bear little relation to the historical closing prices of the Reference Underlying and/or the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Reference Underlying. The common stock of AbbVie Inc. commenced trading on December 10, 2012 and therefore has a limited performance history.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Notes in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Notes on the Trade Date — While the payment(s) on the Notes described in this free writing prospectus is based on the full Face Amount of your Notes, the Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Notes. The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	The Notes Will Not Be Listed and There Will Likely Be Limited Liquidity — The Notes will not be listed on any securities exchange. There may be little or no secondary market for the Notes. We or our affiliates intend to act as market makers for the Notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Reference Underlying has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Notes — While we expect that, generally, the price of the Reference Underlying will affect the value of the Notes more than any other single factor, the value of the Notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Reference Underlying;

♦	the time remaining to the maturity of the Notes;

♦	the dividend rates of the Reference Underlying;

♦	the real and anticipated results of operations of the Reference Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Reference Underlying;

♦	interest rates and yields in the market generally;

8

♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Underlying or the markets generally;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Notes — We or our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Reference Underlying on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the Reference Underlying, and therefore make it less likely that you will receive a positive return on your investment in the Notes. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Notes declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Underlying. To the extent that we, UBS AG or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS AG’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Notes. Introducing competing products into the marketplace in this manner could adversely affect the price of the Underlying and the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Notes.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Reference Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Reference Underlying may adversely affect the price of the Reference Underlying and, therefore, the value of the Notes.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Reference Underlying and the Value of the Notes — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Reference Underlying and the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Reference Underlying.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the Reference Underlying Issuers, which may present a conflict between Deutsche Bank AG and you, as a holder of the Notes. We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining the Issuer’s estimated value of the Notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and the Share Delivery Amount and will be responsible for determining whether a market disruption event has occurred and, in some circumstances, the prices or levels related to the Reference Underlying that affect whether the Notes are automatically called. Any determination by the calculation agent could adversely affect the return on the Notes.

♦	There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Notes — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as Put Options secured by Deposits, as described below under “What Are the Tax Consequences of an Investment in the Notes?” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Notes?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction

9

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances of a Reference Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Reference Underlying relative to its Initial Price. We cannot predict the Closing Price of the relevant Reference Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the relevant Reference Underlying. You should consider carefully whether the Notes are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis and it has been assumed that no event affecting the Reference Underlying has occurred during the term of the Notes that would cause the calculation agent to adjust the Stock Adjustment Factor or the Share Delivery Amount.

The following examples and table illustrate the payment at maturity or upon an automatic call per $1,000 Face Amount of Notes on a hypothetical offering of Notes based on the following assumptions*:

Term:	Approximately 1 year, subject to a quarterly automatic call
Hypothetical Coupon Rate**:	9.00% per annum (or $7.50 per month)
Hypothetical Initial Price:	$100.00 per share
Hypothetical Conversion Price:	$85.00 (85.00% of the hypothetical Initial Price)
Hypothetical Share Delivery Amount***:	11.7647 shares per $1,000 Face Amount of Notes ($1,000 / Conversion Price of $85.00)
Face Amount:	$1,000
Dividend yield on the Reference Underlying****:	1.00% of the Initial Price (based on 1.00% per annum)

*	The actual Initial Price, Conversion Price, Share Delivery Amount and Coupon Rate with respect to each Note are set forth on the cover of this free writing prospectus and in the “Key Terms.”

**	Coupon Payments will be paid monthly in arrears during the term of the Notes on an unadjusted basis unless earlier automatically called.

***	If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date.

****	Assumed dividend yield to be received by holders of the Reference Underlying during the term of the Notes. The hypothetical dividend yield is used for illustrative purposes only and is not an indication of the dividend history or future dividend payments on the Reference Underlying. Holders of the Notes will not be entitled to any dividend payments made on the Reference Underlying.

Scenario 1: The Notes are automatically called on the first Observation Date.

Since the Notes are automatically called on the first Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment of $1,007.50 per $1,000 Face Amount of Notes, reflecting the Face Amount plus the applicable Coupon Payment.

Taking into account the Coupon Payments of $15.00 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,022.50 per $1,000 Face Amount of Notes, representing a 2.25% return on the Notes over the approximately three months the Notes were outstanding before they were automatically called. No further amount will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupon Payments:	$22.50	($7.50 × 3 = $22.50)
Total:	$1,022.50
Total return on the Notes:	2.25%

Scenario 2: The Notes are automatically called on the third Observation Date.

Since the Notes are automatically called on the third Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment of $1,007.50 per $1,000 Face Amount of Notes, reflecting the Face Amount plus the applicable Coupon Payment.

Taking into account the Coupon Payments of $60.00 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,067.50 per $1,000 Face Amount of Notes, representing a 6.75% return on the Notes over the approximately nine months the Notes were outstanding before they were automatically called. No further amount will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupon Payments:	$67.50	($7.50 × 9 = $67.50)
Total:	$1,067.50
Total return on the Notes:	6.75%

Scenario 3: The Notes are NOT automatically called and the Final Price is greater than or equal to the hypothetical Conversion Price of $85.00.

Since the Notes are not automatically called and the Final Price is greater than or equal to the hypothetical Conversion Price of $85.00, Deutsche Bank AG will pay you at maturity a cash payment of $1,007.50 per $1,000 Face Amount of Notes, reflecting the Face Amount plus the applicable Coupon Payment. Taking into account the Coupon Payments of $82.50 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,090.00 per $1,000 Face Amount of Notes, representing a 9.00% return over the one year term of the Notes.

If the Closing Price of the Reference Underlying on the Final Valuation Date is $90.00 (a decline of 10.00%):

Payment at Maturity:	$1,000.00
Coupons:	$90.00	($7.50 × 12 = $90.00)
Total:	$1,090.00
Total return on the Notes:	9.00%

10

In this example, the total return on the Notes is 9.00% while the total return on the Reference Underlying would be a loss of 9.00% if you invested in the Reference Underlying directly (including dividends).

Scenario 4: The Notes are NOT automatically called and the Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $85.00.

Since the Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $85.00, Deutsche Bank AG will deliver to you at maturity a number of shares of the Reference Underlying equal to the Share Delivery Amount for every $1,000 Face Amount of Notes you hold and will pay cash at the closing price of the Reference Underlying on the Final Valuation Date for any fractional shares included in the Share Delivery Amount. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Underlying on the Maturity Date, and will likely result in a loss of some or all of your initial investment. At maturity, Deutsche Bank will also pay you the applicable Coupon Payment of $7.50 per $1,000 Face Amount of Notes. Taking into account the Coupon Payments of $82.50 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $90.00 of Coupon Payments per $1,000 Face Amount of Notes.

If the Final Price and the closing price of the Reference Underlying on the Maturity Date are both $50.00 (a decline of 50.00%):

Value on the Maturity Date of shares of the Reference Underlying received:	$550.00	(11.00 shares × $50.00)
Amount of cash received for fractional shares at the Final Price:	$38.24	(0.7647 shares × $50.00)
Coupons:	$90.00	($7.50 × 12 = $90.00)
Total:	$678.24
Total return on the Notes:	-32.18%

In this example, the total return on the Notes is a loss of 32.18% while the total return on the Reference Underlying would be a loss of 49.00% if you invested in the Reference Underlying directly (including dividends).

Reference Underlying		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price and There Was No Prior Automatic Call		The Hypothetical Final Price Is Less Than the Hypothetical Conversion Price and There Was No Prior Automatic Call
Hypothetical Final Price	Stock Price Return	Total Payment at Maturity + Coupon Payments(1)	Total Return on the Notes at Maturity(2)	Value of the Share Delivery Amount(3)	Value of Shares Delivered at Maturity + Coupon Payments(4)	Total Return on the Notes at Maturity(2)
$150.00	50.00%	$1,090.00	9.00%	N/A	N/A	N/A
$145.00	45.00%	$1,090.00	9.00%	N/A	N/A	N/A
$140.00	40.00%	$1,090.00	9.00%	N/A	N/A	N/A
$135.00	35.00%	$1,090.00	9.00%	N/A	N/A	N/A
$130.00	30.00%	$1,090.00	9.00%	N/A	N/A	N/A
$125.00	25.00%	$1,090.00	9.00%	N/A	N/A	N/A
$120.00	20.00%	$1,090.00	9.00%	N/A	N/A	N/A
$115.00	15.00%	$1,090.00	9.00%	N/A	N/A	N/A
$110.00	10.00%	$1,090.00	9.00%	N/A	N/A	N/A
$105.00	5.00%	$1,090.00	9.00%	N/A	N/A	N/A
$100.00	0.00%	$1,090.00	9.00%	N/A	N/A	N/A
$95.00	-5.00%	$1,090.00	9.00%	N/A	N/A	N/A
$90.00	-10.00%	$1,090.00	9.00%	N/A	N/A	N/A
$85.00	-15.00%	$1,090.00	9.00%	N/A	N/A	N/A
$80.00	-20.00%	N/A	N/A	$941.18	$1,031.18	3.12%
$75.00	-25.00%	N/A	N/A	$882.35	$972.35	-2.76%
$70.00	-30.00%	N/A	N/A	$823.53	$913.53	-8.65%
$65.00	-35.00%	N/A	N/A	$764.71	$854.71	-14.53%
$60.00	-40.00%	N/A	N/A	$705.88	$795.88	-20.41%
$55.00	-45.00%	N/A	N/A	$647.06	$737.06	-26.29%
$50.00	-50.00%	N/A	N/A	$588.24	$678.24	-32.18%
$40.00	-60.00%	N/A	N/A	$470.59	$560.59	-43.94%
$30.00	-70.00%	N/A	N/A	$352.94	$442.94	-55.71%
$20.00	-80.00%	N/A	N/A	$235.29	$325.29	-67.47%
$10.00	-90.00%	N/A	N/A	$117.65	$207.65	-79.24%
$0.00	-100.00%	N/A	N/A	$0.00	$90.00	-91.00%

(1)	Payment consists of the Face Amount plus hypothetical Coupon Payments of 9.00% per annum.
(2)	The total return on the Notes at maturity includes hypothetical Coupon Payments of 9.00% per annum.
(3)	The value of the Share Delivery Amount consists of the shares included in the Share Delivery Amount multiplied by the closing price of the Reference Underlying on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date. For purposes of this hypothetical return table, the Closing Price of one share of the Reference Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

11

(4)	The actual value of the payment consists of the market value of a number of shares of the Reference Underlying equal to the Share Delivery Amount, valued and delivered as of the Maturity Date with fractional shares paid in cash at the closing price of the Reference Underlying on the Final Valuation Date, plus the Coupon Payments received during the term of the Notes.

12

Information about the Reference Underlyings

All disclosures contained in this free writing prospectus regarding each Reference Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about any Reference Underlying contained in this free writing prospectus. You should make your own investigation into each Reference Underlying.

Included on the following pages is a brief description of each Reference Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Reference Underlyings as an indication of future performance. Each of the Reference Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the Reference Underlying Issuers with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Reference Underlying Issuers under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

13

AbbVie Inc.

According to publicly available information, AbbVie Inc. is a global, research-based biopharmaceutical company. Information filed by AbbVie Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35565, or its CIK Code: 0001551152. The common stock of AbbVie Inc. is traded on the New York Stock Exchange under the symbol “ABBV.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of AbbVie Inc., based on daily closing prices on the primary exchange for the common stock of AbbVie Inc., as reported by Bloomberg L.P. The closing price of AbbVie Inc.’s common stock on September 9, 2015 was $59.26.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
12/10/2012*	12/31/2012	$35.35	$33.00	$34.16
1/1/2013	3/31/2013	$40.78	$33.71	$40.78
4/1/2013	6/30/2013	$47.17	$40.57	$41.34
7/1/2013	9/30/2013	$47.95	$41.61	$44.73
10/1/2013	12/31/2013	$54.32	$44.52	$52.81
1/1/2014	3/31/2014	$53.68	$46.83	$51.40
4/1/2014	6/30/2014	$56.79	$46.46	$56.44
7/1/2014	9/30/2014	$59.62	$52.05	$57.76
10/1/2014	12/31/2014	$69.71	$52.90	$65.44
1/1/2015	3/31/2015	$67.63	$55.48	$58.54
4/1/2015	6/30/2015	$70.46	$57.01	$67.19
7/1/2015	9/9/2015**	$71.23	$59.26	$59.26

*	The common stock of AbbVie Inc. commenced trading on December 10, 2012. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated for the fourth quarter of 2012 are for the shortened period from December 10, 2012 through December 31, 2012.

**	As of the date of this free writing prospectus, available information for the third calendar quarter of 2015 includes data for the period through September 9, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of the common stock of AbbVie Inc. from December 10, 2012 through September 9, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $51.56, equal to 87.00% of $59.26, which was the closing price of AbbVie Inc.’s common stock on September 9, 2015. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

14

Citigroup Inc.

According to publicly available information, Citigroup Inc. is a diversified financial services holding company whose businesses provide consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services and wealth management. Information filed by Citigroup Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001. The common stock of Citigroup Inc. is traded on the New York Stock Exchange under the symbol “C.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Citigroup Inc., based on daily closing prices on the primary exchange for the common stock of Citigroup Inc., as reported by Bloomberg L.P. The closing price of Citigroup Inc.’s common stock on September 9, 2015 was $50.88.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
7/1/2010	9/30/2010	$43.00	$36.60	$39.00
10/1/2010	12/31/2010	$48.10	$39.50	$47.30
1/1/2011	3/31/2011	$51.30	$43.90	$44.20
4/1/2011	6/30/2011	$46.00	$36.81	$41.64
7/1/2011	9/30/2011	$42.88	$23.96	$25.62
10/1/2011	12/31/2011	$34.17	$23.11	$26.31
1/1/2012	3/31/2012	$38.08	$28.17	$36.55
4/1/2012	6/30/2012	$36.87	$24.82	$27.41
7/1/2012	9/30/2012	$34.79	$25.24	$32.72
10/1/2012	12/31/2012	$40.17	$32.75	$39.56
1/1/2013	3/31/2013	$47.60	$41.15	$44.24
4/1/2013	6/30/2013	$53.27	$42.50	$47.97
7/1/2013	9/30/2013	$53.00	$47.67	$48.51
10/1/2013	12/31/2013	$53.29	$47.67	$52.11
1/1/2014	3/31/2014	$55.20	$46.34	$47.60
4/1/2014	6/30/2014	$49.58	$45.68	$47.10
7/1/2014	9/30/2014	$53.66	$46.90	$51.82
10/1/2014	12/31/2014	$56.37	$49.68	$54.11
1/1/2015	3/31/2015	$54.26	$46.95	$51.52
4/1/2015	6/30/2015	$57.39	$51.52	$55.24
7/1/2015	9/9/2015*	$60.34	$49.88	$50.88

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2015 includes data for the period through September 9, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Citigroup Inc. from September 9, 2010 through September 9, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $44.17, equal to 87.00% of $50.88, which was the closing price of Citigroup Inc.’s common stock on September 9, 2015. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

15

Ford Motor Company

According to publicly available information, Ford Motor Company manufactures and distributes automobiles and provides financial services. Information filed by Ford Motor Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03950, or its CIK Code: 0000037996. The common stock of Ford Motor Company is traded on the New York Stock Exchange under the symbol “F.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Ford Motor Company, based on daily closing prices on the primary exchange for the common stock of Ford Motor Company, as reported by Bloomberg L.P. The closing price of Ford Motor Company’s common stock on September 9, 2015 was $13.53.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
7/1/2010	9/30/2010	$13.16	$10.16	$12.24
10/1/2010	12/31/2010	$17.00	$12.26	$16.79
1/1/2011	3/31/2011	$18.79	$14.01	$14.91
4/1/2011	6/30/2011	$15.79	$12.78	$13.79
7/1/2011	9/30/2011	$14.12	$9.62	$9.67
10/1/2011	12/31/2011	$12.51	$9.37	$10.76
1/1/2012	3/31/2012	$12.96	$11.13	$12.49
4/1/2012	6/30/2012	$12.64	$9.59	$9.59
7/1/2012	9/30/2012	$10.59	$8.92	$9.86
10/1/2012	12/31/2012	$12.95	$9.79	$12.95
1/1/2013	3/31/2013	$14.30	$12.13	$13.15
4/1/2013	6/30/2013	$15.90	$12.44	$15.47
7/1/2013	9/30/2013	$17.66	$15.74	$16.87
10/1/2013	12/31/2013	$17.76	$15.15	$15.43
1/1/2014	3/31/2014	$16.73	$14.55	$15.60
4/1/2014	6/30/2014	$17.28	$15.46	$17.24
7/1/2014	9/30/2014	$17.84	$14.79	$14.79
10/1/2014	12/31/2014	$16.01	$13.54	$15.50
1/1/2015	3/31/2015	$16.57	$14.46	$16.14
4/1/2015	6/30/2015	$16.07	$14.78	$15.01
7/1/2015	9/9/2015*	$15.21	$12.90	$13.53

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2015 includes data for the period through September 9, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Ford Motor Company from September 9, 2010 through September 9, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $11.50, equal to 85.00% of $13.53, which was the closing price of Ford Motor Company’s common stock on September 9, 2015. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

16

Morgan Stanley

According to publicly available information, Morgan Stanley is a global financial services firm that provides products and services to clients and customers, including corporations, governments, financial institutions and individuals. Information filed by Morgan Stanley with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11758, or its CIK Code: 0000895421. The common stock of Morgan Stanley is traded on the New York Stock Exchange under the symbol “MS.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Morgan Stanley, based on daily closing prices on the primary exchange for the common stock of Morgan Stanley, as reported by Bloomberg L.P. The closing price of Morgan Stanley’s common stock on September 9, 2015 was $33.75.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
7/1/2010	9/30/2010	$27.87	$22.83	$24.68
10/1/2010	12/31/2010	$27.66	$24.19	$27.21
1/1/2011	3/31/2011	$30.99	$27.11	$27.32
4/1/2011	6/30/2011	$27.76	$21.93	$23.01
7/1/2011	9/30/2011	$24.20	$13.06	$13.50
10/1/2011	12/31/2011	$19.41	$12.47	$15.13
1/1/2012	3/31/2012	$21.17	$15.90	$19.64
4/1/2012	6/30/2012	$19.81	$12.36	$14.59
7/1/2012	9/30/2012	$18.24	$12.62	$16.74
10/1/2012	12/31/2012	$19.27	$16.09	$19.12
1/1/2013	3/31/2013	$24.32	$19.58	$21.98
4/1/2013	6/30/2013	$27.15	$20.31	$24.43
7/1/2013	9/30/2013	$29.02	$24.04	$26.95
10/1/2013	12/31/2013	$31.62	$26.55	$31.36
1/1/2014	3/31/2014	$33.40	$28.95	$31.17
4/1/2014	6/30/2014	$32.66	$28.47	$32.33
7/1/2014	9/30/2014	$36.13	$31.36	$34.57
10/1/2014	12/31/2014	$39.00	$32.53	$38.80
1/1/2015	3/31/2015	$38.71	$33.77	$35.69
4/1/2015	6/30/2015	$40.21	$35.91	$38.79
7/1/2015	9/9/2015*	$40.54	$31.76	$33.75

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2015 includes data for the period through September 9, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Morgan Stanley from September 9, 2010 through September 9, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $28.69, equal to 85.00% of $33.75, which was the closing price of Morgan Stanley’s common stock on September 9, 2015. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

17

What Are the Tax Consequences of an Investment in the Notes?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the applicable Reference Underlying, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your Notes. If this treatment is respected, only a portion of each Coupon Payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

Under this treatment, if you purchase the Notes at issuance for their Issue Price, (a) interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including pursuant to an automatic call or at maturity), (b) if upon an automatic call or at maturity you receive cash equal to the Face Amount of your Notes and the applicable Coupon Payment, you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (c) if at maturity you receive the Reference Underlying, you generally will not recognize gain or loss with respect to the Put Premium or the Reference Underlying received; instead, the total Put Premium will reduce your basis in the Reference Underlying received.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Consistent with the position described above, below are the portions of each Coupon Payment that we intend, in determining our reporting and withholding responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Reference Underlying	Coupon Rate per annum	Interest on Deposit per annum (to be determined on the Trade Date)	Put Premium per annum (to be determined on the Trade Date)
Common stock of AbbVie Inc.	9.30%	%	%
Common stock of Citigroup Inc.	8.30%	%	%
Common stock of Ford Motor Company	9.00%	%	%
Common stock of Morgan Stanley	8.30%	%	%

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $15.00 per $1,000 Face Amount of Notes. We will agree that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for these offerings must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Notes to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

18